EXHIBIT 99.1

NEWS RELEASE

[K2 LOGO]

[LETTERHEAD OF K2 INC.]

Contacts:

Dudley W. Mendenhall

K2 Inc.

Sr. Vice President—Finance

760.494.1000

Chad A. Jacobs/ James Palczynski—Investor Relations

Michael Fox/ John Flanagan—Media Relations

Integrated Corporate Relations

203.222.9013

K2 INC. REPORTS 2003 THIRD QUARTER RESULTS

•	Third quarter sales increase 12% to $168 million

•	Earnings per share of $0.12 in-line with consensus estimates

•	Company provides fiscal 2003 earnings guidance

Carlsbad, California – October 22, 2003 — K2 Inc. (NYSE: KTO) today reported net sales for the third quarter ended September 30, 2003 increased 12.1% to $168.0 million from $149.8 million in the 2002 third quarter. Diluted earnings per share in the third quarter increased 140% to $0.12, in-line with consensus estimates, as compared to $0.05 in pro forma diluted earnings per share after giving effect to the Rawlings acquisition in the year ago period. On an as reported basis, third quarter fiscal 2002 diluted earnings per share were $0.21. More details on as reported and pro forma earnings per share are provided in Table A below.

Richard Heckmann, Chairman and Chief Executive Officer said, “Our solid results for the quarter were driven by high single digit sales increases in alpine skis, continued double digit growth in our Ride snowboard business, which we believe is the fastest growing brand in the industry, and significant gains in our Planet Earth skate shoe division. In addition, our gross margin for the quarter increased 1 percentage point from the comparable 2002 period due to continuing benefits of off-shore manufacturing and a lower incidence of closeout sales.”

“We were also pleased to have made excellent strategic progress during the third quarter,” Mr. Heckmann further commented. “We continued to acquire leading sporting goods brands through accretive transactions. During the quarter, we closed on the acquisition of Worth, Inc., a leader in softballs, softball bats and accessories, and we recently acquired WinterQuest LLC, which owns the #1 and #2 brands in snowshoeing, Tubbs and Atlas. Both of these acquisitions will not only help us further cement our position as the premier sporting good supplier in the world, but are expected to lead to new growth opportunities and should create compelling long-term value for our shareholders.”

Year-to-Date Results

Net sales for the nine months ended September 30, 2003 increased 15.5% to $524.8 million from $454.5 million, and operating income rose 7.3% to $26.6 million from $24.8 million in the comparable prior-year period. Net income for the nine months ended September 30, 2003 was $9.3 million, or $0.38 per diluted share, including $0.04 per diluted share relating to a gain on the sale of utility and light pole assets in the second quarter and a first quarter charge of $0.16 per diluted share for the early extinguishment of debt, as compared to $11.5 million, or $0.64 per diluted share, in the 2002 comparable nine-month period. Pro forma diluted

K2 Inc.

earnings per share for the nine months ended September 30, 2003, after giving effect to the Rawlings acquisition, increased 25% to $0.55 as compared to $0.44 per pro forma diluted earnings per share in the year ago period. The impact on earnings per share caused by the acquisition of Rawlings, the charge associated with the early extinguishment of debt, and the issuance of convertible debt is more fully detailed in Table A below.

Division Review

The K2 sports group, which includes skis, snowboards, in-line skates and bikes, generated net sales of $71.3 million in the third quarter, up 2.0% from the 2002 third quarter. Net sales for the nine-month period were $169.4 million, up 5.9% from the previous year. Net sales increases in this group in 2003 have been driven by growth in nearly all major product categories, and margins have benefited from lower manufacturing costs, fewer closeout sales, and reduced selling expenses.

In a seasonally slow quarter, Shakespeare had worldwide fishing tackle sales of $24.2 million for the third quarter, down 3.9% from the 2002 period, and net sales for the nine months ended September 30, 2003 were $109.3 million, down 2.6% from the 2002 period. Lower sales were principally a result of unfavorable weather. Margins remain steady in this division.

Rawlings generated net sales of $20.2 million in the third quarter, and $56.5 in the nine months ended September 30, 2003, since the acquisition by the Company on March 26, 2003. Comparisons to the 2002 period are not provided since Rawlings previously reported earnings on a November, February, May and August reporting basis.

In a seasonally slow quarter, Stearns’ sales for the third quarter were $18.4 million, down 10.0% from 2002, and sales for the nine month period ended September 30, 2003 were $74.0 million, up 4.5% from the comparable year period. Third quarter sales in 2003 were down principally due to reduced military sales in 2003 compared to 2002. Margins were down slightly due to lower sales volumes and a less-favorable product mix.

Shakespeare monofilament sales for the third quarter were $15.8 million, up 12.3% over the 2002 third quarter, and for the nine month period were $56.6 million, up 12.7% for the comparable period in 2002. Sales of monofilament products benefited from the unusually wet weather in many parts of the country that generated higher levels of sales for weed trimmer applications. Margins in this division were down due to competitive pricing pressures.

Planet Earth generated sales for the third quarter of $10.8 million, up 154.4% over the 2002 third quarter, and for the nine month period were $22.5 million, up 75.3% for the comparable period in 2002. Margins in this division have improved significantly due to higher sales volumes and reduced closeouts.

Balance Sheet Review

K2’s balance sheet continued to strengthen, supporting the Company’s growth objectives. At September 30, 2003, cash and receivables totaled $191.5 million (including $22.9 million and $8.7 million of Rawlings’ and Worth receivables, respectively) as compared to $158.2 million at September 30, 2002. Inventories increased to $200.8 million (including $44.7 million and $11.9 million, respectively of Rawlings’ and Worth inventories) from $136.5 million in the prior-year period.

Compared with the 2002 third quarter, the Company’s debt increased to $147.8 million at September 30, 2003 from $97.4 million in 2002. The increase in debt as of September 30, 2003 is primarily caused by the Worth and Rawlings transactions and their respective working capital requirements.

K2 Inc.

As a result of the acquisition of Rawlings in the first quarter and Worth in the third quarter, the Company increased its number of shares of common stock outstanding by 8.8 million shares and 0.9 million shares, respectively, to 28.3 million shares outstanding at September 30, 2003 as compared to 17.9 million shares outstanding at September 30, 2002.

Guidance

The Company today also issued guidance for the remainder of fiscal 2003. The Company expects fourth quarter diluted earnings per share to range from $0.04 to $0.05, assuming diluted shares outstanding of 29.3 million. On a full year basis, for fiscal 2003, the Company expects earnings per share to be in the range of $0.55 to $0.56, on projected average diluted shares of 25.6 million.

Investor Conference Call

K2’s regular quarterly earnings conference call is scheduled to begin at 8:00 a.m. Pacific Daylight Time (USA), on Thursday October 23, 2003. K2 plans to do a live broadcast of the conference call over the Internet. Investors can listen to the live webcast at www.k2inc.net and www.fulldisclosure.com. For those who are not available for the live broadcast, the call will be archived on www.fulldisclosure.com for one year.

About K2 Inc.

K2 Inc. is a premier, branded consumer products company with a primary focus on sporting goods and other recreational products as well as certain niche industrial products. K2’s portfolio of leading brands includes Rawlings, Worth, Shakespeare, Pflueger, Stearns, K2, Ride, Olin and Morrow. K2’s diversified mix of products is used primarily in team and individual sports activities such as baseball, softball, fishing, watersports activities, alpine skiing, snowboarding, in-line skating and mountain biking. Among K2’s other recreational products are Dana Design backpacks, Planet Earth apparel, Adio and Hawk skateboard shoes, and Rawlings team sports. K2 also manufacturers and markets Shakespeare extruded fishing lines and monofilaments, and marine antennas and marine accessories.

Safe Harbor Statement

This news release includes forward-looking statements. K2 cautions that these statements are qualified by important factors that could cause actual results to differ materially from those in the forward-looking statements, including but not limited to K2’s ability to successfully execute its acquisition plans and growth strategy, integration of its merger with Rawlings Sporting Goods Company, Inc. and other acquired businesses, weather conditions, consumer spending, continued success of manufacturing in China, global economic conditions, product demand, financial market performance, and other risks described in the company’s most recent annual report on Form 10-K, subsequent quarterly reports on Form 10-Q, and current reports on Form 8-K, each as filed with the Securities and Exchange Commission. The company cautions that the foregoing list of important factors is not exclusive, any forward-looking statements included in this news release is made as of the date of this news release, and the company does not undertake to update any forward-looking statement.

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(Tables Follow)

K2 INC.

STATEMENTS OF INCOME

(unaudited)

(thousands, except for per share figures)

	THIRD QUARTER ended September 30		NINE MONTHS ended September 30
	2003	2002	2003	2002
Net sales	$167,963	$149,787	$524,754	$454,463
Cost of products sold	113,094	102,280	362,524	319,569

Gross profit	54,869	47,507	162,230	134,894
Selling expenses	29,500	23,337	83,114	65,166
General and administrative expenses	17,614	16,037	52,513	44,890

Operating income	7,755	8,133	26,603	24,838
Interest expense (a)	2,640	2,263	13,993	7,130
Other income, net (b)	(54)	(72)	(1,654)	(59)

Income before provision for income taxes	5,169	5,942	14,264	17,767
Provision for income taxes	1,808	2,079	4,992	6,218

Net income	$3,361	$3,863	$9,272	$11,549

Basic earnings per share:
Net income	0.12	0.22	0.39	0.64

Diluted earnings per share:
Net income	$0.12	$0.21	$0.38	$0.64

Shares:
Basic	27,274	17,942	23,576	17,941
Diluted	34,487	18,012	26,623	17,975

(a)	The nine-month period ended September 30, 2003 includes $4.7 million of a make-whole premium and $2.0 million for the write – off of capitalized debt costs.

(b)	The nine-month period ended September 30, 2003 includes a $1.5 million gain related to the sale of the utility and light pole assets during the 2003 second quarter.

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K2 INC.

SELECTED BALANCE SHEET INFORMATION

(unaudited)

(in thousands)

	As of September 30
	2003		2002
Cash	$14,615		$7,420
Accounts receivable, net	176,922	(a)	150,767
Inventories, net	200,756	(a)	136,519
Total current assets	434,029	(a)	314,840

Accounts payable	52,017	(a)	40,830
Total debt	147,813	(b)	97,436

Shareholders’ equity	344,520	(c)	233,244

(a)	Increase from September 30, 2002 is attributable to the acquisition of Rawlings Sporting Goods Company, Inc. (“Rawlings”) on March 26, 2003 and Worth, Inc. (“Worth”) on September 16, 2003. At September 30, 2003 Rawlings and Worth had $22.9 million and $8.7 million, respectively, of net accounts receivable, $44.7 million and $11.9 million, respectively, of net inventories, $69.4 million and $19.9 million, respectively of current assets and $10.2 million and $1.5 million, respectively, of accounts payable.
(b)	Includes Rawlings’ and Worth seasonal debt repaid at the time of the acquisitions on March 26, 2003 and September 16, 2003, respectively from the Company’s $205 million bank facility.
(c)	Increase from September 30, 2002 is primarily attributable to the acquisitions of Rawlings on March 26, 2003, and Worth on September 16, 2003, resulting in the issuance of an additional 8.8 million and 0.9 million shares, respectively, of common stock of K2.

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TABLE A: K2 Inc. Pro Forma Results

	Actual Net Income	Number of Diluted Shares (a)	Diluted Earnings per Share
	(thousands, except for per share figures)
Actual quarter ended September 30, 2003	$3,361	34,487	$0.12

Actual quarter ended September 30, 2002	$3,863	18,012	$0.21
Proforma quarter ended September 30, 2002 (b)	$1,160	34,487	$0.05

Actual nine months ended September 30, 2003	$9,272	26,623	$0.38
Pro forma nine months ended September 30, 2003 (b)	$18,246	34,487	$0.55

Actual nine months ended September 30, 2002	$11,549	17,975	$0.64
Pro forma nine months ended September 30, 2002 (b)	$14,544	34,487	$0.44

(a)	For purposes of calculating pro forma diluted earnings per share, the number of shares used was the same as the actual number of diluted shares used in the quarter ended September 30, 2003.
(b)	Pro forma amounts adjust the actual results for the net income (loss) of Rawlings for those periods prior to the acquisition date and for debt extinguishment costs. The pro forma results for 2002 do not include the results of Worth, Inc. because the 2003 actual results included Worth for only a 15-day period.

K2 Inc. Reconciliation of Diluted Shares

(thousands)

	Quarter ended September 30, 2003	Nine months ended September 30, 2003
Period ended September 30, 2002	18,012	17,975
Acquisition of Rawlings	8,804	5,282
Stock Option Exercises	458	319
Dilutive impact of convertible debt issuance	5,706	2,325
Dilutive impact of stock options and warrants	1,507	722

Period ended September 30, 2003	34,487	26,623